As filed with the Securities and Exchange Commission on March 10, 2015

Registration No. 333-69775

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CORGENIX MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	93-1223466
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

11575 Main Street

Suite 400

Broomfield, Colorado 80020

(Address, including zip code, of Principal Executive Offices)

EMPLOYEE STOCK PURCHASE PLAN

STOCK COMPENSATION PLAN

(Full title of the plans)

Douglass T. Simpson

President and Chief Executive Officer

Corgenix Medical Corporation

11575 Main Street

Suite 400

Broomfield, Colorado 80020

Telephone: (303) 457-4345

Fax: (303) 457-4519

(Name, address and telephone number of agent for service)

Copy to:

Robert P. Attai

Husch Blackwell LLP

1700 Lincoln Street, Suite 4700

Denver, Colorado 80203

Telephone: (303) 749-7200

Fax: (303) 749-7272

DEREGISTRATION OF UNSOLD SECURITIES

Corgenix Medical Corp. (the “Company”) is filing with the Securities and Exchange Commission (the “SEC”) this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-69775) (the “Registration Statement”) filed with the SEC on December 28, 1998, pursuant to which the Company registered 500,000 shares of the Company’s common stock, par value $0.001 per share, for issuance under the Company’s Employee Stock Purchase Plan and Stock Compensation Plan (the “Plans”).

Pursuant to the terms of the Agreement and Plan of Merger, dated as of August 27, 2014 (the “Merger Agreement”), among the Company, Centennial Medical Holdings, Inc. (“Parent”) and Centennial Integrated, Inc., a direct, wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”).  In connection therewith, and subject to the terms of the Merger Agreement, at the effective time and as a result of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger, will be cancelled, and each option and warrant to purchase shares of Common Stock will no longer be exercisable for shares of Common Stock.  Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister any and all shares of the Company’s common stock covered by the Registration Statement which remain unissued as of the date of this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on March 10, 2015.

CORGENIX MEDICAL CORPORATION

By:	/s/ Douglass T. Simpson
Douglass T. Simpson
President and Chief Executive Officer